Exhibit 10.19

FORM OF MASTER RESELLER AGREEMENT

THIS MASTER RESELLER AGREEMENT, which includes the Exhibits referenced herein and attached hereto, (this “Agreement”) is effective as of                      (the “Effective Date”), and is made and entered into by and between:

NCR MIDDLE EAST LIMITED, a company organized and existing under the laws of Cyprus, with its principal offices at 80 Limassol Avenue, 2014 Nicosia, Cyprus (“Reseller” or “you”), and

TERADATA IRELAND LIMITED, a company organized and existing under the laws of the Republic of Ireland, with its principal offices at Unit 4 Feltrim Industrial Park, Feltrim Road, Swords, Co Dublin, (“TERADATA”).

PURPOSE

The purpose of this Agreement is to document the understanding between TERADATA and you with respect to:

•	TERADATA’s sale of Hardware and licensing of Software to you for your resale (in the case of Hardware) and licensed distribution (in the case of Software) to Customers;

•	TERADATA’s provision of Services, as a subcontractor to you, on Customer-specific engagements;

•	Your referral (if such occurs) to TERADATA of Product opportunities involving Customers, and

•	TERADATA’s and Reseller’s role in referring, selling and delivery of Support Services.

TERADATA and you may wish to engage in other mutually agreed upon activities not covered by this Agreement. In such event, the parties will set forth their mutual agreement to engage in such activities in a written document to be signed by authorized representatives of both parties. Such document may take the form of an amendment or exhibit to this Agreement, or an entirely separate agreement.

TABLE OF CONTENTS

1.0	DEFINITIONS
2.0	APPOINTMENT AND SCOPE
3.0	SALES AND MARKETING PLAN; OPERATION OF YOUR BUSINESS
4.0	ORDERING PRODUCTS
5.0	PRICES, INVOICE, PAYMENT, TAXES, AND TITLE
6.0	CONDITIONS ON THE RESALE OF PRODUCTS
7.0	LICENSE TO USE AND DISTRIBUTE SOFTWARE AND DOCUMENTATION
8.0	CONFIDENTIALITY
9.0	LICENSE TO USE TERADATA’S MARKS
10.0	WARRANTIES BY TERADATA
11.0	TERM AND TERMINATION
12.0	DEFENSE OF INFRINGEMENT CLAIMS
13.0	LIMITATIONS ON LIABILITY
14.0	DISPUTE RESOLUTION
15.0	NOTICES
16.0	GENERAL

EXHIBIT A	(TERADATA PRODUCTS AND DISCOUNTS)
EXHIBIT A-1	(REVENUE QUOTAS
EXHIBIT A-2	(WORK-IN-PROGRESS AND BACKLOG)
EXHIBIT B	(TERRITORY AND VERTICAL MARKETS)
EXHIBIT C	(SERVICES SUBCONTRACTING)
EXHIBIT D	(NOT USED)
EXHIBIT E	(REFERRAL AGREEMENT)
EXHIBIT F	(PROGRAM LICENSE AGREEMENT)
EXHIBIT G	(SUPPORT SERVICES)
EXHIBIT G-1	(DRAFT APPLICATION SOFTWARE ADDENDUM)

1.0 DEFINITIONS

All of the capitalized terms used in this Agreement will have the meaning ascribed to them in this Section 1.0 or elsewhere in this Agreement, unless otherwise expressly stated.

1.1 “Alteration” means any modification to, including a change to the code, physical, mechanical, or electrical arrangement of, a Product, whether or not additional devices or parts are required.

1.2 “Customer” means the person or entity that first places a Product in productive use as an end user for its own internal use, and does not: (i) resell or distribute the Product, and/or (ii) use the Product to provide outsourcing and/or service bureau services to others.

1.3 “Documentation” means information in any form intended by TERADATA to be used by Customers pertaining to a Product (e.g., user manuals, training materials).

1.4 “Hardware” means hardware and associated peripherals and features that you acquire from TERADATA as listed on Exhibit A.

1.5 “LSMS” means License Continuation, Subscription and Maintenance & Support.

1.6 “TERADATA Marks” means the logos, trademarks and service marks by which TERADATA identifies the Products and its other goods and services, including without limitation “TERADATA”, “personaS,” “WorldMark”, “Teradata”, “ImageMark” and other marks.

1.7 “TERADATA Product Specifications” means TERADATA’s official published specifications for Products when you acquire them (which TERADATA will provide to you upon request), and the Documentation which TERADATA includes with Products delivered to you.

1.8 “Products” means Hardware, Software, and Supplies as listed on Exhibit A.

1.9 “Revenue Quota” means the amount of revenue invoiced by TERADATA to Reseller for Hardware and Software (not for Services, Support Services or Supplies and not for any revenue resulting from a referral by Reseller) during the period(s) identified in Exhibit A-1 or subsequent periods detailed in subsequent agreed exhibits.

1.10 “Services” consist of activities, including professional and installation services, to be performed by TERADATA as a subcontractor to you for an identified Customer pursuant to a Statement of Work on a project-by-project basis in accordance with Exhibit C as attached hereto, but does not include Support Services. The tangible results of Services that are provided to you or the Customer by TERADATA are referred to herein as “Deliverables.”

1.11 “Software” means computer programs (in object code form only) that you license from TERADATA as listed on Exhibit A.

1.12 “Supplies” means consumable items that you acquire from TERADATA as listed on Exhibit A.

1.13 “Support Services” means TERADATA-provided reactive, proactive and predictive Product maintenance support for Products in use at Customer locations provided under Exhibits F and G as attached hereto, and include TERADATA’s Hardware maintenance, Software maintenance and support, including Teradata software upgrade subscription and LSMS, but does not include Services.

1.14 “Territory” is as defined in Exhibit B as attached hereto.

2.0 APPOINTMENT AND SCOPE

2.1 Products, Vertical Markets, and Territory – Subject to the terms of this Agreement and only during the term of this Agreement (unless this Agreement is terminated earlier as provide for herein), TERADATA appoints you a reseller of the Products, and as such, grants you the exclusive right to purchase Hardware and Supplies for resale, as well as distribute the Software, to Customers and Customer installations located within the Territory. Without limitation, the foregoing specifically excludes manufacturing rights for the Products. In addition, unless otherwise specified in Exhibit B, this authorization is limited to re-sales and distributions directly to Customers, and does not authorize you to resell or distribute to other resellers. Except for incidental quantities (as mutually agreed in a written document signed by you and TERADATA) for your internal use and to support your sales and marketing efforts under this Agreement, you agree to remarket all Products that you order from TERADATA to Customers. Notwithstanding anything to the contrary in this Agreement and unless TERADATA otherwise expressly agrees in writing, including in any other agreement that is executed between the NCR Corporation or any of its affiliates worldwide and Teradata Corporation or any of its affiliates worldwide in relation to the spin-off by NCR Corporation of its Teradata datawarehousing division, you will not use any Products, Documentation, or TERADATA Confidential Information (whether in whole or in part) to facilitate, assist or otherwise engage in (either directly or indirectly) in the licensing, sale, development, modification, servicing and/or marketing of equipment, software, technology, services and/or documentation that are competitive to any of TERADATA’s product or service offerings, including, without limitation, any Products or Support Services.

2.2 Support Services – Exhibit E and G sets forth the terms and conditions under which you will cooperate in the referring, selling and delivery of Support Services to TERADATA. Unless otherwise agreed to in a written document signed by Reseller and TERADATA, this Agreement does not obligate TERADATA to provide you with spare parts, diagnostic software, or other support in the context of Reseller providing Product maintenance or support services to Customers.

2.3 Services — Exhibit C sets forth the terms and conditions under which TERADATA will provide Services.

2.4 Referral Activities — Opportunities may arise where you choose not to act as a reseller of Products to a particular Customer and instead elect to refer the opportunity to TERADATA. Exhibit D sets forth the sole and exclusive terms and conditions under which this referral activity will operate. To the extent that Exhibit F includes a referral relationship for Support Services, Exhibits E, as well as their Appendices, set forth the sole and exclusive terms and conditions under which you may refer to TERADATA opportunities for TERADATA to directly sell Support Services to a Customer.

2.5 Exclusive — Reseller’s rights under this Agreement are exclusive. However, TERADATA may itself sell or license the Products, Services and/or Support Services in the same vertical markets and Territory as you, EXCEPT THAT, in respect of Products only, provided that Reseller is complying with all of its obligations under this Agreement, and unless otherwise agreed by the parties in advance in writing, Teradata will not, whilst this Agreement is in force, address Products opportunities that are defined as NCR opportunities in an agreed Joint Business Plan and/or agreed sales opportunities funnel and which NCR is actively pursing.

3.0 SALES AND MARKETING PLAN; OPERATION OF YOUR BUSINESS

3.1 Certification – Reseller agrees to maintain properly equipped and located premises, and a competent group of marketing personnel dedicated to the promotion of the Products. Reseller agrees to maintain the skill levels appropriate to the mutually agreed upon levels of certification. TERADATA will conduct, and your personnel will attend, such Product sales and marketing training as TERADATA requires. As mutually agreed upon in writing, TERADATA will provide you access to TERADATA personnel. All such training, as well as all such access to TERADATA personnel, will be at TERADATA’s then-current terms and rates. Reseller is responsible for all compensation, transportation, and living expenses for its personnel.

3.2 Joint Business Plan. Within sixty (60) days of the Effective Date, you and TERADATA will prepare and sign an initial joint business plan which outlines, among other things, the various marketing and training activities that Reseller will engage in under this Agreement. You will update it, at a minimum, on a calendar quarterly basis. TERADATA may or may not approve such updates in its reasonable discretion. Once approved by TERADATA in writing, these updates will either amend or replace (whichever as mutually agreed upon by you and TERADATA in writing) the then-current joint business plan. The joint business plan will reflect the Revenue Quotas set out in Exhibit A-1.

3.3 Forecasts and Customer lists — Reseller will prepare and transmit to TERADATA on a calendar quarterly basis such reports, including Product sales forecasts against Revenue Quotas, as TERADATA may reasonably require, including without limitation, incoming Product order reports and Product order forecasts. Reseller will compile and maintain a current list of names of all Customers within the Territory to whom you have sold Hardware or licensed Software. You will transmit these lists to TERADATA when requested.

3.4 Documentation and Marketing Materials — TERADATA will provide Reseller with such initial quantities of Documentation and marketing materials (typically in English) pertaining to Products, Services and Support Services (e.g., catalogs, promotional literature) as TERADATA deems appropriate in its sole discretion. At your request and subject to TERADATA’s written agreement, TERADATA may make additional quantities available to you. However, such additional quantities will be subject to TERADATA’s then-current terms and conditions, including rates. Reseller may translate these materials at your expense into the local languages of the Territory, but hereby assign to TERADATA ownership of all resulting copyrights and other intellectual property rights in such translated materials. TERADATA reserves the right to review and approve any translated versions you have prepared prior to your publication or distribution, and Reseller hereby agrees to indemnify and defend TERADATA against any and all claims attributable to such translated materials to the extent caused by your negligence or willful misconduct. If Reseller wishes to use or distribute marketing materials not supplied by TERADATA for the Products, Reseller must first obtain TERADATA’s written permission prior to any such use or distribution, which TERADATA may grant or withhold at TERADATA’s sole discretion. Subject to Section 6.6 (TERADATA Resources), TERADATA may also provide you access to TERADATA’s Internet site for current marketing material. Throughout the term of this Agreement and in the context of your marketing and sales activities hereunder, Reseller represents and warrants that it will use the most current version of TERADATA-provided Documentation and marketing materials pertaining to Products, Services and Support Services in conducting Reseller’s authorized activities under this Agreement.

3.5 Customer surveys — Reseller agrees to participate in TERADATA’s program of surveying Customers periodically to determine their levels of satisfaction with the Products, Services and Support Services and any Reseller-provided services or products, in any reasonable manner requested by TERADATA.

3.6 Compliance with Laws

3.6.1 Government approvals — Reseller will at its expense obtain any and all import licenses and local governmental approvals that may be necessary to permit TERADATA to sell (or license, in the case of Software) and Reseller to buy (or obtain a license, in the case of Software) Products hereunder; comply with all registration requirements in the Territory; obtain such approvals from governmental authorities of the Territory as may be necessary to guarantee payment of all amounts due hereunder to TERADATA in U.S. dollars or otherwise agreed currency; and comply with any and all governmental laws, regulations, and orders that may be applicable to you by reason of your execution of this Agreement, including: (i) any requirement to be registered as an independent reseller of TERADATA’s Products with any governmental authority, and (ii) any and all laws, regulations, or orders that govern or affect the ordering, export, shipment, import, sale (including government procurement), leasing, delivery or redelivery of Products in the Territory. Reseller will furnish TERADATA with such documentation as TERADATA may reasonably request to confirm Reseller’s compliance with this Section. Reseller agrees not to engage in any course of conduct that, in TERADATA’s reasonable belief, would cause TERADATA to be in violation of the laws of any jurisdiction. As hereafter mutually agreed upon in writing, TERADATA will reasonably cooperate with and assist Reseller in complying with this Section.

3.6.2 Notice to TERADATA — During the term of this Agreement, Reseller will notify TERADATA immediately upon becoming aware of the existence and content of any regulation, directive or law in the Territory that conflicts with any provision of this Agreement.

3.6.3 U.S. export controls — Reseller warrants and represents to TERADATA that it is familiar with, and will take all actions and execute all documents necessary to be in compliance with all U.S. laws, rules, and regulations in effect from time to time applicable to the export of Products and technology from TERADATA to you, and to the export of such Products and technology to any location outside the Territory, or from one country to another country in the Territory.

3.6.4 U.S. Foreign Corrupt Practices Act — Reseller agrees to comply with, and not to perform any act that would subject TERADATA to sanctions under, the U.S. Foreign Corrupt Practices Act, 15 U.S.C. Section 78 et seq. In particular, Reseller agrees that in connection with, or in the performance of, this Agreement you will not make or promise to make any payment (whether in currency, property or other thing of value) to any third person, firm or entity (including, without limitation, any government official or representative) for the purpose of obtaining or retaining business. For its part, TERADATA agrees that it does not desire and will not request any service or action by you that would or might constitute a violation of the Foreign Corrupt Practices Act.

3.6.5 Further, Reseller agrees, directly and indirectly, not to participate in, or otherwise be compliant with, any boycotts that the US Government does not approve, including but not limited to the Arab boycott of Israel.

3.7 Indemnity — Reseller will indemnify and hold harmless TERADATA and its subsidiaries, as well as TERADATA’s and its subsidiaries’ respective officers, directors, employees, agents, successors, subcontractors, suppliers and assigns, (collectively and individually, the “Indemnified Parties”) against any and all claims, losses, damages, or expenses of whatever form or nature, including attorneys’ fees and other costs of legal defense, whether direct or indirect, that any one or more of the Indemnified Parties may sustain or incur as a result of any wrongful acts or omissions by you, your subsidiaries or any of your or your subsidiaries’ directors, officers, employees, agents, successors or assigns, (collectively and individually, the “Indemnifying Parties”), including, but not limited to your: (i) breach of any of the provisions of this Agreement; (ii) negligence or other tortious conduct; (iii) representations or statements about TERADATA and/or any of its product or services (including Products or Services) not specifically authorized by TERADATA herein or otherwise in writing; (iv) Alteration of a Product; and/or (v) violation of any applicable law, regulation, or order. In addition, Reseller will pay TERADATA the difference between TERADATA’s list price of any Products involved and the net price Reseller actually paid TERADATA for such Products.

3.8 Advance Notice of Product Developments – TERADATA may notify you in advance of new Product releases, and may make other pre-general commercial released versions of the Software available to you under separately written agreements signed by Reseller and TERADATA.

4.0 ORDERING PRODUCTS

4.1 Purchase Orders – Reseller’s orders must be placed with TERADATA by utilizing the then-current TERADATA order process (such process may be changed by TERADATA during the term of this Agreement upon written notice to you) that will include, for purposes of this Agreement, TERADATA checking your order for configuration validity and TERADATA approving any Customer-specific requirements. TERADATA accepts an order from Reseller when TERADATA’s authorized representative signs it. Unless TERADATA specifically agrees in writing, any preprinted language on your order forms will not apply. TERADATA reserves the right not to accept any orders from Reseller for any reason without any liability; provided, however, that TERADATA will not unreasonably withhold its acceptance. In addition, TERADATA may make its acceptance of Reseller’s orders subject to entering into additional mutually acceptable credit arrangements, which may include Reseller making advance payments. If TERADATA accepts your order, the contract concerning it consists of this Agreement and the order, with the Agreement controlling to the extent of any conflict between this Agreement and the order.

4.2 Lead Times — In order to enhance TERADATA’s ability to better meet your requested delivery dates in line with TERADATA’s normal production lead times, Reseller will use reasonable efforts to order Products at least sixty (60) days prior to the requested delivery date. Product specific lead-time information will be made available to you on request.

4.3 Delivery dates — TERADATA will use reasonable efforts to deliver the Products by the date stated on your TERADATA-accepted order. TERADATA will inform you of delays as far in advance as reasonably possible. If TERADATA’s performance is delayed (other than by a force majeure) for an unreasonable length of time, Reseller may cancel the order without penalty under exclusion of all further claims.

4.4 Rescheduling Orders — Reseller may reschedule its orders only on the following conditions: (i) you may reschedule each order only once; (ii) you must give TERADATA written notice of your request to reschedule an order at least thirty (30) days before the scheduled shipment date; and (iii) you may not delay shipment of the order by more than ninety (90) days after the originally scheduled shipment date. A request for rescheduling that does not meet each of these criteria may, at TERADATA’s discretion, be treated as an order cancellation.

4.5 Canceled Orders – Reseller will not cancel an order for Products within forty-five (45) days of the scheduled shipment date.

4.6 Product changes — TERADATA may at any time introduce new Products, discontinue the manufacture or sale of any Product, or change the design of any Product in whole or in part. TERADATA will notify Reseller as soon as reasonably practicable after TERADATA has decided to discontinue manufacturing or selling a product and in any event no less than ninety (90) days before discontinuing the manufacture or sale of any Product covered by this Agreement. However, Teradata will fulfill orders from Reseller that Teradata has already accepted for a discontinued Product. If TERADATA notifies you that it is discontinuing a Product, you may within thirty (30) days after receiving such notice cancel, without liability, any orders for the discontinued Product that TERADATA has not yet shipped to you; provided, however, if TERADATA has announced a replacement Product, Reseller must immediately issue an order for equivalent quantities of the replacement Product in order to exercise the foregoing option. If during such thirty (30) day period Reseller chooses not to cancel open orders for the discontinued Product, or if you place new orders for the discontinued Product, you may not thereafter cancel those orders. Changes in Product design will not obligate TERADATA to modify any Product previously delivered. Notifications required under this Section may be provided via a general posting on TERADATA’s Internet Web site.

5.0 PRICES, INVOICE, PAYMENT, TAXES, AND TITLE

5.1 Product prices — Except as provided in Exhibit A, (i) the Product prices are TERADATA’s list price for the relevant country in the Territory in effect on the date of shipment; (ii) the prices are expressed and payable in U.S. dollars or in another currency as mutually agreed to in writing (either by cash against documents or by irrevocable letter of credit confirmed by a major multinational bank); and (iii) if TERADATA announces a price increase for a Product which you have ordered and the order specifies delivery more than one hundred-twenty (120) days after the price increase becomes effective, TERADATA may increase your price for the Product (price increases for Software licensed for a periodic fee will only apply to subsequent billing periods).

5.2 Invoice and Payment — TERADATA will invoice Reseller for (i) Hardware and Software after shipment, unless TERADATA stores Hardware or Software for you, in which case TERADATA will invoice you when storage begins; and (ii) non-recurring Services, including the provision of training, as set forth in the applicable statement of work, and, if not set forth therein, on a monthly time, materials and expenses basis. Payment is due within forty-five (45) days after the date of invoice. TERADATA reserves the right to charge late fees if payment is not received within forty-five (45) days from the date of the invoice at a rate not to exceed the maximum allowed by law. If Reseller does not pay after TERADATA notifies you of your default, TERADATA may also (without waiving TERADATA’s right to payment): (i) suspend or terminate Services and/or Support Services; (ii) repossess and/or reclaim the applicable Products; and/or (iii) suspend Product, Service and/or Support Service order acceptance and/or shipment. Reseller has no right of set-off with respect to the payments you are required to make under this Agreement.

5.3 Title; risk of loss - Unless otherwise stated in an Order, title to Hardware, as well as risk of loss and damage to Products, passes to Reseller and delivery occurs when TERADATA has tendered the Products to: (i) the applicable shipping agent (either as selected by Reseller or TERADATA); or (ii) when TERADATA stores Products for Reseller, the applicable storage facility. Teradata may repossess products if Reseller does not pay for them in accordance with the provisions of this Agreement.

5.4 Services – Invoicing, payment and pricing terms and conditions for Services are set forth in Exhibit C of this Agreement.

5.5 Support Services – Invoicing, payment and pricing terms and conditions for Support Services are set forth in Exhibit G of this Agreement and in the services program guide.

5.5 Taxes, Duties Insurance and Shipping Charges – Product, Support Service and Service prices exclude all applicable taxes (including, but not limited to, sales, use, value-added and ad valorem taxes, tariffs, and assessments after audit) and duties. Reseller is responsible for payment of all applicable taxes, exclusive of taxes based on TERADATA’s net income, and duties resulting from this Agreement. If Reseller qualifies for tax exemptions, you must provide TERADATA with appropriate exemption documentation applicable to the particular tax authority within the Territory. Except where TERADATA specifically advises you in writing that TERADATA’s price includes shipping and insurance charges, you will reimburse TERADATA for all such charges.

6.0 CONDITIONS ON THE RESALE OF PRODUCTS

6.1 Alterations — If Reseller makes any Alteration to a Product bearing a TERADATA Mark, then before furnishing that Product to your Customer, you agree to notify the Customer in writing (i) of the nature of the Alteration, (ii) that TERADATA’s warranties do not cover the Alteration, and (iii) that TERADATA may not maintain or support the altered Product. You will not make any Alterations to any products that bear the logo, trademark or copyright of another person or entity without obtaining such person’s or entity’s prior written consent.

6.2 Provision of Documentation — Reseller agrees to provide each of its Customers with (i) a bill of sale or other document stating the date of sale or license and the serial numbers, if any, of the Products furnished, and (ii) any other materials TERADATA may include with the Products.

6.3 Disclaimers — Reseller agrees to make no warranty of any kind to your Customers on behalf of TERADATA, and to include in your written terms and conditions of sale a conspicuous statement that the manufacturers, licensors and suppliers of the Products disclaim all implied warranties, including the implied warranties of merchantability, satisfactory quality and fitness for a particular purpose. If TERADATA does not warrant the Products to your Customers, you agree to remove any TERADATA Customer warranty documents (other than “break-the-seal” license agreements) from Product packaging before delivering Products to a Customer.

6.4 Safety modifications — Reseller agrees to assist TERADATA in implementing safety modifications to Products, and to maintain a list of each Customer to whom you sell or license Products that includes the last address you knew for each Customer, and the serial numbers of the Products each Customer purchased or licensed, and the dates that such Products were purchased or licensed.

6.5 Resale efforts and Customer pricing — Reseller will use all commercially reasonable efforts to resell and distribute the Products directly to Customers in accordance with the terms and conditions of this Agreement. Reseller will resell and distribute Products to Customers at the prices you choose.

6.6 TERADATA Resources. Should TERADATA grant Reseller access to TERADATA’s internal computer programs, systems, and communication networks (collectively, “TERADATA Resources”), this Section 6.6 governs such access to TERADATA Resources, and Reseller’s access is hereby limited solely to those activities of yours directly pertaining to your resale and distribution of Products as authorized under this Agreement (“Permitted Use”). TERADATA Resources are provided to you on an AS-IS basis. Notwithstanding anything to the contrary in this Agreement, TERADATA Resources constitute Confidential Information for purposes of Section 8 hereof.

(a) Only those employees of Resellers that TERADATA approves and identifies by name and in writing (“Authorized Users”) are permitted access to TERADATA Resources solely for Permitted Use and subject at all times to TERADATA’s then-current policies and procedures. Reseller will ensure that all of your Authorized Users are informed of the provisions of this Section 6.6 in writing. TERADATA will provide Authorized Users with passwords and other information necessary to enable them to access TERADATA Resources, and you will not disclose or cause to be disclosed such passwords and information without TERADATA’s prior written consent. Reseller is responsible for all costs and expenses it incurs in accessing TERADATA Resources. Reseller will comply with all instructions TERADATA provides Reseller concerning access to TERADATA Resources. Reseller agrees that it has no expectation of privacy when using or accessing TERADATA Resources, and that TERADATA may access, review, copy or delete your messages and files for any purpose and disclose them to any party that TERADATA deems appropriate.

(b) Notwithstanding anything to the contrary herein, TERADATA may terminate Reseller’s (including any or all of the Authorized Users’) access to TERADATA Resources with or without cause upon notice to you. Reseller may terminate its access to TERADATA Resources at any time upon providing notice to TERADATA. Upon termination, Reseller will immediately cease accessing all TERADATA Resources.

(c) Reseller will not access or attempt to access those TERADATA Resources that TERADATA has not authorized Reseller to access in writing, nor will you modify, view, copy, store, transfer, install, delete or obtain programs or data from TERADATA Resources unless TERADATA expressly authorizes Reseller to do so in writing. Under no circumstances will Reseller cause TERADATA to incur fees or service charges, nor will Reseller change the configuration or topology of TERADATA Resources. Reseller will immediately notify TERADATA verbally and in writing, should Reseller become aware of any prohibited use or unauthorized access involving TERADATA Resources.

6.7 Data. Reseller and your Customers are responsible for data used in connection with a Product. Reseller’s and Customers’ responsibilities include determining whether any privacy laws, regulations or duties apply to the data. They also include providing for data security and for adequate backup procedures. Reseller warrants that there are no restrictions on the processing or use of the data in connection with the Products, and TERADATA will have no liability to Reseller or any other person, including any Customers, arising from TERADATA’s violation of any restriction on the processing or use of such data while performing any Services or providing any Products.

6.8 Revenue Quota(s) — Reseller shall use reasonable efforts to achieve a Revenue Quota(s). Additional specific provisions may be agreed in respect of Revenue Quotas that apply on expiry of the Term.

7.0 LICENSE TO USE AND DISTRIBUTE SOFTWARE AND DOCUMENTATION

7.1 During the term of this Agreement, (unless this Agreement is terminated earlier as provided for herein) and subject to Reseller’s payment of all applicable one-time and recurring license fees (if any), TERADATA grants Reseller a non-transferable and non-exclusive license to use the Software solely for demonstrations to prospective Customers, provided that such demonstrations are only: (i) on Hardware (consisting of a single processing unit of the class and model for which you originally licensed it that TERADATA has approved in writing); and (ii) for purposes of generating such prospective Customers’ interest in purchasing a license to such demonstrated Software. Reseller is not authorized to use the Software for any other purposes. Without limitation to the foregoing, Reseller will not use the Software for internal productive or operational use. Reseller may temporarily use a copy of the Software on backup equipment if the Hardware becomes temporarily inoperable. Software used for demonstration purposes under this Section 7.1 is to remain at all times under Reseller’s exclusive care, custody and control, and will not be used by Customers or otherwise provided to Customers. By itself, this Section 7.1 does not constitute an obligation on the part of TERADATA to provide Reseller with any Software. A binding obligation will only be created when TERADATA and the Reseller mutually agree in writing as to the actual Software and number of copies thereof that Reseller will receive under this Section 7.1. The availability of Hardware to Reseller for demonstration purposes is subject to TERADATA’s prior written approval, as well as TERADATA and the Reseller entering into a separately written and mutually agreed upon hardware loan or purchase agreement to be signed by TERADATA and Reseller. Notwithstanding anything to the contrary, Software is licensed to Reseller under this Section 7.1 on an “AS-IS” basis without warranty of any kind, express or implied.

7.2 During the term of this Agreement (unless this Agreement is terminated earlier as provided herein) and subject to Reseller’s payment of all one-time, and recurring license fees, TERADATA grants Reseller a non-transferable and non-exclusive license to distribute the Software for use solely on the Hardware (consisting of a single processing unit of the class and model for which it is originally licensed as purchased by Reseller from TERADATA under this Agreement) as purchased by Customer for that Customer’s own internal use; provided, however, that Reseller completely and accurately complete, and have the Customer sign, a Program License Agreement in the form attached as Exhibit E prior to Reseller delivering the Software to the Customer. TERADATA may change the form of the Program License Agreement at any time upon thirty (30) days notice to Reseller. Reseller represents and warrants that Reseller will not modify the Program License Agreement, nor permit the Program License Agreement to be modified by any third party (including a Customer), without TERADATA’s prior written consent. Upon the Customer’s execution of the Program License Agreement, Reseller will retain a copy for its records and audit purposes, and immediately forward the original to the TERADATA address noted in Section 15.0 via certified mail, return receipt required.

7.3 Reseller will keep complete and accurate records of the names and addresses of the Customers to whom you distribute Software, the number of copies of Software that Reseller has furnished to each Customer (including the serial number of the Hardware that is assigned to each copy of the Software), and copies of each Customer-signed Program License Agreement under which Reseller furnished the Software. Reseller will ensure that all Customers are made aware of the availability of applicable Support Services from TERADATA.

7.4 Reseller acknowledges that the provisions of the agreements that Reseller enters into with Customers concerning Products are also for the benefit of TERADATA. Reseller will reasonably assist TERADATA in enforcing those provisions and agrees that TERADATA may bring legal action in its own name or on Reseller’s behalf as may be necessary to protect Software. Under no circumstances will Reseller make any warranties, representations or other obligations on behalf of TERADATA in any agreements with Customers or (if authorized) in any distribution agreement with your resellers.

7.5 Except as expressly permitted under this Agreement or with TERADATA’s prior written consent, Reseller agrees not to: (i) sell, rent, loan, disclose or otherwise make available Software, or any portion thereof, to any other party; (ii) use Software for any other purpose except as expressly authorized in this Section 7.0; or (iii) make any copies of Software, except for backup copies permitted under this Agreement.

7.6 You may use and distribute the Software (only as permitted in this Section 7.0) in object code form only, unless Reseller and TERADATA agree to additional written terms and conditions (which must be signed by Reseller and TERADATA) regarding the use of source code. Reseller will not sell, copy, transfer, use, loan, embed, modify, create derivative works of, disclose, sublicense or distribute Software or Documentation, in whole or in part, other than as expressly allowed under this Section 7.0. Reseller will retain and reproduce all copyright notices and proprietary legends on all copies of Software and Documentation that Reseller makes. Software and Documentation, including all complete or partial copies thereof, remain the property of TERADATA and/or its licensors. Reseller will not take any steps, such as reverse assembly or reverse compilation, to derive a complete or partial source code equivalent of any Software. Reseller is responsible for the installation of the Software, as well as for providing parallel and backup operations. Reseller will not disclose the results of any testing or evaluation, including any benchmarks, performed by Reseller insofar as it relates to the Software without TERADATA’s prior written consent.

7.7 TERADATA may provide Products to Reseller that include software, data, documentation, and other material that TERADATA uses to diagnose the operation of the Products (“Diagnostic Tools”). Diagnostic Tools may be firmware or it may be loaded in memory from disks or other media. The Diagnostic Tools are not licensed for use by Reseller or any person other than TERADATA. Diagnostic Tools are the confidential intellectual property of TERADATA and are provided solely to assist TERADATA in supporting its Products. Diagnostic Tools may not be copied, disclosed to any third party, or used by any person or entity for any purpose whatsoever without TERADATA’s express prior written consent. TERADATA may delete or remove Diagnostic Tools at any time without notice. NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, DIAGNOSTIC TOOLS ARE PROVIDED ON AN “AS-IS” BASIS, AND TERADATA DISCLAIMS ALL WARRANTIES, EXPRESS AND IMPLIED, INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND THOSE ARISING FROM A COURSE OF DEALING.

7.8 Notwithstanding anything to the contrary in this Agreement, Reseller will not purchase, license or use any Product or Documentation (in whole or in part) except for exclusive use on a data warehousing solution that operates on a validly licensed version of TERADATA’s Teradata RDBMS, unless otherwise authorized by TERADATA in writing on a Customer transaction-specific basis. With respect to TERADATA Confidential Information, and subject to Section 8 of this Agreement, Reseller will use TERADATA Confidential Information only for purposes of facilitating Reseller’s Product resale activities under this Agreement.

7.9 All of Reseller’s license rights to Software are limited to those expressly set forth in this Section 7.0, and no license rights will be implied.

8.0 CONFIDENTIALITY

8.1 Confidential Information defined — “Confidential Information” is information disclosed by one party to the other which complies with this Section 8.1. Confidential Information disclosed in documents or other tangible form must be clearly marked as confidential at the time of disclosure. Notwithstanding the foregoing marking requirement, the terms and conditions of this Agreement constitute TERADATA’s Confidential Information. Confidential Information in oral or other intangible form must be identified as confidential at the time of disclosure, and summarized in tangible form clearly marked as confidential and delivered to the recipient within ten (10) calendar days thereafter. Confidential Information does not include information that: (i) is or becomes public knowledge through no wrongful act of the receiving party; (ii) is already known to the receiving party; (iii) is rightfully obtained by the receiving party from any third party without similar restriction and without breach of any obligation owed to the disclosing party; (iv) is independently developed by or for the receiving party; (v) is furnished to a third party by the disclosing party without a similar restriction on the third party’s rights; (vi) is approved for release by written authorization of the disclosing party; or (vii) is required to be disclosed pursuant to a lawful government agency or court order (provided, however, that the receiving party hereunder will provide the disclosing party prompt notice of, and the opportunity to contest, such order). Software in human-readable form (for example, source code) will be considered TERADATA’s or its licensors’ Confidential Information whether or not it is marked as such, as will data values stored in computer systems and TERADATA’s logical data models (or “LDMs”).

8.2 Obligations — Each party will use reasonable efforts to prevent the disclosure of the Confidential Information of the other party to any other person or entity. The receiving party may disclose Confidential Information only to its employees or contractors with a legitimate need to know who agree in writing to confidentiality obligations consistent with this Section 8.2. All materials containing Confidential Information are and remain the discloser’s property, and upon written request the recipient will promptly return them, and all copies of them, except a single archival copy which may be maintained for archival purposes only. Nothing in this Section 8.0 grants the receiving party a license to any of the disclosing party’s patents or copyrights.

8.3 Duration — A party’s obligations under this Section 8.0 with respect to Software in human readable form (i.e., source code) and LDMs will continue indefinitely, and with respect to all other Confidential Information will end three (3) years after the date of first disclosure.

9.0 LICENSE TO USE TERADATA’S MARKS

9.1 License – During the term of this Agreement (unless this Agreement is terminated earlier as provided for herein), TERADATA grants Reseller a non-exclusive, nontransferable, limited license to use the

TERADATA Marks only (i) in the Territory; (ii) to identify or promote the Products in the context of Reseller’s sale or licensing thereof under this Agreement; and (iii) in accordance with TERADATA’s then-current policies or as TERADATA approves in advance in writing.

9.2 Limitations — Reseller agrees not to alter or remove any TERADATA Mark from a Product without the prior written consent of TERADATA. Reseller will not use the TERADATA Marks as part of its corporate or other legal name, or as part of the name under which you conduct business. Reseller will not use the TERADATA Marks to incur any obligation or indebtedness on behalf of TERADATA.

9.3 TERADATA ownership — Reseller acknowledges that TERADATA is the owner of all rights in the TERADATA Marks and that Reseller has no proprietary interest in any TERADATA Mark. Reseller’s use of an TERADATA Mark will not create any rights in or to that TERADATA Mark. Reseller acknowledges that the TERADATA Marks are valid under applicable law. Reseller agrees not to do anything inconsistent with TERADATA’s ownership of the TERADATA Marks, and you acknowledge that all uses of the TERADATA Marks will inure to TERADATA’s benefit. Reseller further agrees to reasonably cooperate with and assist TERADATA in the protection of the TERADATA Marks, and will inform TERADATA immediately of any infringement or other improper action with respect to them that comes to Reseller’s attention.

9.4 Third parties — Reseller agrees to respect the trademarks and service marks of TERADATA’s suppliers and licensors to a degree consistent with your obligations with respect to TERADATA’s Marks under this Section 9.0.

10.0 WARRANTIES BY TERADATA

10.1 TERADATA warrants that: (i) except for TERADATA’s purchase money security interest (to the extent applicable local law recognizes the existence of a purchase money security interest), title to Hardware and Supplies will be clear at time of delivery; (ii) Supplies and Software media will be free from defects in material and workmanship; and (iii) Products will materially conform to published documentation delivered with them by TERADATA. The warranty period for Hardware and Supplies is ninety (90) days from the date of delivery to Reseller or the Customer (whichever is applicable and occurs first), and for Software is thirty (30) days from the date of delivery to Reseller or the Customer (whichever is applicable and occurs first). If, during the applicable warranty period, a Product does not conform to its warranty and Reseller provides TERADATA with written notice of such nonconformance, TERADATA will repair or replace nonconforming components or otherwise correct the nonconformity in accordance with its standard warranty service terms. If, for any reason, TERADATA does not conform a Product to its warranty within a reasonable time after notice, then Reseller may accept it “AS-IS” without further recourse or Reseller may, after written notice, return it and TERADATA will refund the amount that TERADATA was paid for that Product. Any refund under this Section 10.1 will be calculated on the price Reseller paid TERADATA and will be reduced on the same basis as you depreciate the Product(s) in your financial statements, calculated from the date of TERADATA’s delivery to Reseller. If Reseller does not depreciate the Product(s), the refund will be reduced on a three (3) year straight-line basis. THESE ARE YOUR SOLE AND EXCLUSIVE WARRANTY REMEDIES.

10.2 TERADATA may provide Reseller with alternative Product warranties applicable to specific countries within the Territory. TERADATA will notify Reseller of the alternative Product warranty terms in writing and such alternative Product warranty provisions will apply in lieu of the Product warranties stated in Section 10.1. TERADATA reserves the right to charge Reseller, and Reseller agrees to pay per the payment terms of Section 5.2 above, an additional amount for such country-specific Product warranties.

10.3 Warranty service will be provided either “on-site” or “depot”, as determined by TERADATA policies at the time of delivery. TERADATA will charge separately for: (i) consumable items; (ii) service calls outside of TERADATA’s standard hours; (iii) service calls for Products that are in good operating condition at the time of the call; (iv) use of specified types of Products above their rated usage levels (which TERADATA will provide to Reseller at your request); and (v) per-call services covering Products that are outside of warranty. TERADATA will also charge Reseller separately to repair Products that have failed due to: (i) an Alteration to Products, or an attachment not provided by TERADATA, approved by TERADATA in writing, or compatible with TERADATA’s standard interfaces; (ii) use of supplies or products acquired from third parties that are defective or that do not meet TERADATA standards or specifications; (iii) Reseller’s or any third party’s negligence, misuse, or abuse; or (iv) fire, smoke, water, acts of God, civil or military authority, war, riots, strikes or other causes beyond TERADATA’s reasonable control. Replaced parts upon replacement are TERADATA’s property.

10.4 In order to permit TERADATA to meet its Product warranties, Reseller agrees, upon request, (and also agrees to have Customers agree) to assist in isolating problems, to provide modems and telephone lines for TERADATA to access the Products remotely (if applicable), to install and test all fixes and updates, and to perform other actions reasonably requested by TERADATA. If TERADATA performs any of those services for Reseller or the Customer, TERADATA will charge Reseller, and Reseller agrees to pay, TERADATA’s then-current rates for such services.

10.5 Other Software License Terms; Other Company’s Products — If TERADATA provides Reseller with Hardware, Software, or Supplies that bear the logo or copyright of another company with warranty and/or support terms from the other company, such other company’s terms apply instead of those in this Agreement, and, unless specifically agreed in writing by TERADATA, TERADATA provides no warranty or support for those Products. Upon Reseller’s request, TERADATA will give you a copy of the terms discussed in this Section 10.5 before Reseller orders such Products. TERADATA has no warranty obligation for third party Products even if TERADATA assisted in evaluating or selecting them.

10.6 Disclaimer — EXCEPT FOR WARRANTIES SPECIFICALLY CONTAINED IN THIS SECTION 10.0 OF THIS AGREEMENT, TERADATA DISCLAIMS ALL WARRANTIES, EXPRESS AND IMPLIED, INCLUDING BUT NOT LIMITED TO THE IMPLIED WARRANTIES OF MERCHANTABILITY, SATISFACTORY QUALITY, FITNESS FOR A PARTICULAR PURPOSE AND THOSE ARISING FROM A COURSE OF DEALING. TERADATA DOES NOT WARRANT THAT ANY DELIVERABLES OR PRODUCTS WILL OPERATE UNINTERRUPTED OR ERROR FREE, OR THAT ALL DEFICIENCIES, ERRORS, DEFECTS OR NONCONFORMITIES WILL BE CORRECTED. THE FAILURE OF PRODUCTS YOU ACQUIRE FROM THIRD PARTIES OR THEIR SUPPLIERS WILL NOT AFFECT YOUR OBLIGATIONS TO TERADATA.

10.7 Exclusive Remedies — Reseller’s rights and remedies set forth in this Agreement are exclusive and in lieu of all other rights and remedies (except to the extent that applicable law prohibits agreements to disclaim warranties or limit liabilities).

11.0 TERM AND TERMINATION

11.1 Term – The term of this Agreement will commence on the Effective Date and will continue in force for three (3) years from such date (“the Term”). Thereafter, this Agreement will automatically renew for additional two (2) year periods. After the Term, either party may give written notice to the other party at least ninety (90) days prior to expiry of the then current two-year term of its intent not to renew this Agreement. Alternative or supplementary provisions may be included in an Exhibit hereto.

11.2 Termination for material breach – If either party materially breaches this Agreement, the other party may terminate by giving at least thirty (30) days advance written notice of termination, specifically identifying the nature of the breach. The breaching party may avoid termination by curing the breach within this thirty (30) day period. Effective immediately, a party may terminate this Agreement upon notice to the other party and without affording any opportunity to cure if such other party, (i) contrary to the terms of Section 16.2 of this Agreement, purports to transfer any right or obligation under this Agreement without prior written consent (such to include but not be limited to a change in control or ownership of a party), or (ii) after curing a breach as described above, commits the same or a similar breach again within one (1) year of the initial breach.

11.3 Immediate termination – On the occurrence of any of the following, this Agreement will automatically terminate unless the non-affected party elects to have any such contract continue:

11.3.1 the admission by either party in writing of its inability to pay its debts generally or the making of a general assignment for the benefit of creditors;

11.3.2 any affirmative act of insolvency by either party, or the filing by or against any party of any petition or action under any bankruptcy, reorganization, insolvency arrangement, liquidation, dissolution or moratorium law, or any other law or laws for the relief of, or relating to, debtors; or

11.3.3 the subjection of a material part of either party’s property to any levy, seizure, assignment or sale for or by any creditor, third party or governmental agency.

11.4 Sections 2.1 (only the last sentence thereof), 2.5, 3.3, 3.6.1, 3.6.3, 3.6.4, 3.7, 5.0, 6.3, 6.4, 7.3, 7.4, 7.7, 7.8, 7.9, 8.0, 9.3, 9.4, 10.0, 11.0, 12.0, 13.0, 14.0, 15.0, 16.0, as well as your obligations under Section 6.6, will survive this Agreement’s termination or expiration, will remain in effect until fulfilled, and will apply to each party’s respective successors and assigns to the extent permitted herein.

12.0 DEFENSE OF INFRINGEMENT CLAIMS

TERADATA will defend at its expense any third party claim or suit brought against Reseller, your resellers (if authorized by TERADATA), and your Customers alleging that any TERADATA Product infringes a patent, copyright or trade secret, and will pay all costs and damages finally awarded, if Reseller promptly notifies TERADATA of the claim and gives TERADATA (i) the information and cooperation that TERADATA reasonably asks for, and (ii) sole authority to defend or settle the claim. In handling the claim, TERADATA may obtain the right to continue using the TERADATA Product or replace or modify the TERADATA Product, so that it becomes non-infringing. If TERADATA is unable to reasonably secure those remedies, as a last resort TERADATA will refund the purchase price for infringing TERADATA Hardware and Supplies and refund one-time license fees for infringing TERADATA Software that were paid to TERADATA by Reseller under this Agreement. Prior to receiving any refund hereunder, you must return the infringing Products to TERADATA and TERADATA will refund you. The refund will be reduced on the same basis as Reseller depreciates the infringing TERADATA Product in Reseller’s financial statements. If Reseller does not depreciate it, the refund will be reduced on a three (3) year straight-line basis. TERADATA is not obligated to indemnify under this Section 12.0 if the alleged infringement is based on: (i) the use of the TERADATA Product with other products not furnished directly by TERADATA, (ii) TERADATA’s compliance with any designs, specifications or instructions provided by you, or (iii) Alteration of the TERADATA Product. THIS SECTION STATES TERADATA’S ENTIRE LIABILITY, AND YOUR EXCLUSIVE REMEDY, FOR INFRINGEMENT OF PATENTS, COPYRIGHTS, TRADE SECRETS, AND OTHER INTELLECTUAL PROPERTY RIGHTS.

13.0 LIMITATIONS ON LIABILITY

UNDER NO CIRCUMSTANCES WILL TERADATA OR ITS SUBSIDIARIES, INCLUDING TERADATA’s AND ITS SUBSIDIARIES’ RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, SUCCESSORS, ASSIGNS, SHAREHOLDERS, SUBCONTRACTORS OR LICENSORS, BE LIABLE FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL OR PUNITIVE DAMAGES, OR FOR LOSS OF PROFITS, REVENUE, TIME, OPPORTUNITY OR DATA, WHETHER IN AN ACTION IN CONTRACT, TORT, PRODUCT LIABILITY, STATUTE, EQUITY OR OTHERWISE, EVEN IF ADVISED OF THE POSSIBILITY OF THOSE DAMAGES. UNDER NO CIRCUMSTANCES WILL TERADATA’S OR ITS SUBSIDIARIES’, INCLUDING TERADATA’S AND ITS SUBSIDIARIES’ RESPECTIVE OFFICERS’, DIRECTORS’, EMPLOYEES’, AGENTS’, SUCCESSORS’, ASSIGNS’, SHAREHOLDERS’, SUBCONTRACTORS’ OR LICENSORS’, CUMULATIVE LIABILITY EXCEED THE AMOUNT YOU PAID TERADATA FOR THE APPLICABLE PRODUCT(S) IN CONTROVERSY. Notwithstanding the above, TERADATA’s: (a) liability for personal injury, including death, will be unlimited to the extent caused by TERADATA’s negligence or willful misconduct at law; (b) liability for physical damage to tangible real or personal property will be the amount of direct damages, to the extent caused by TERADATA’s negligence or willful misconduct at law, up to one million dollars per occurrence; and (c) obligations under Section 12 are not limited by this Section 13. EACH CLAUSE OF THIS SECTION IS SEPARATE FROM THE OTHERS AND FROM THE REMEDY LIMITATIONS AND EXCLUSIONS ELSEWHERE IN THIS AGREEMENT, AND WILL APPLY NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF A REMEDY OR TERMINATION OF THIS AGREEMENT.

14.0 DISPUTE RESOLUTION

14.1 Negotiation, Escalation and Mediation – If any controversy or claim arises relating to this Agreement, Reseller and TERADATA will attempt in good faith to negotiate a solution to such controversy or claim, including progressively escalating the controversy or claim through senior levels of management. If negotiation does not result in a resolution within fifteen (15) business days of when one party first notifies the other of the controversy or claim, Reseller and TERADATA will participate in good faith mediation as administered by the London Centre for Dispute Resolution (“CEDR”).

14.2 Arbitration and Governing Law – Any controversy or claim between TERADATA, on the one hand, and you, your authorized resellers (to the extent you are authorized to sell Products to resellers pursuant to Exhibit B as attached hereto) and Customers, on the other, whether based on contract, tort, statute, or other legal theory (including but not limited to any claim of infringement, fraud, or misrepresentation) which cannot be resolved by negotiation or mediation will be resolved by binding arbitration under this Section 14.2 and the then-current rules and supervision of the International Chamber of Commerce. The duty to arbitrate will extend to any employee, officer, shareholder, director, agent, or affiliate of Resellers, your authorized resellers if any, your

Customers, or TERADATA making or defending a claim which would be subject to arbitration if brought by Reseller, your authorized resellers, your Customers, or TERADATA. The obligations to negotiate, mediate and arbitrate under this Section 14.0 will not apply to claims for misuse or infringement of a party’s intellectual property rights or in respect of matters directly related to other agreements between the parties or their affiliates worldwide related to the spin-off by NCR Corporation of its Teradata datawarehousing division. If any part of this Section 14.0 is held to be unenforceable, it will be severed and will not affect either the duty to arbitrate or any other part of this Section 14.0. The arbitration will be held in London, England before a sole arbitrator who is knowledgeable in business information and electronic data processing systems. The arbitrator’s award will be final and binding and may be entered in any court having jurisdiction. The arbitrator will not have the power to award punitive or exemplary damages, or any damages excluded by, or in excess of, any damage limitations expressed in this Agreement. Issues of arbitrability will be determined in accordance solely with the English substantive and procedural laws relating to arbitration; in all other respects, the arbitrator will be obligated to apply and follow the laws of England, but excluding its rules on conflicts of law and the United Nations Convention on Contracts for the International Sale of Goods. This Agreement is governed by the laws of England.

14.3 Costs – Each party will bear its own attorney’s fees and other costs associated with the negotiation, mediation, and arbitration provided for by this Section 14.0, except that costs and expenses of arbitration other than attorney’s fees will be paid as provided by the rules of the International Chamber of Commerce. If court proceedings to stay litigation or compel arbitration are necessary, the party who unsuccessfully opposes such proceedings will pay all associated costs, expenses and attorney’s fees which are reasonably incurred by the other party.

14.4 Two Year Limitation; Discrepancies – Neither Reseller nor TERADATA may bring a claim or action regardless of form, arising out of or related to this Agreement, including any claim of fraud or misrepresentation, more than two (2) years after the delivery of any Products at issue, or more than two (2) years after cause of action accrues, whichever is later. In addition, you agree to bring any administrative discrepancies, including but not limited to, invoice errors, shipment discrepancies, and return variances, to TERADATA’s attention in writing within ninety (90) days from the date of the incident’s occurrence (e.g. invoice date, receipt of goods, etc.) Reseller’s failure to raise an administrative discrepancy (with appropriate supporting documentation) within this time period will result in the waiver of Reseller’s right to dispute the incident at a future date.

14.5 Confidentiality – In order to facilitate the resolution of controversies or claims, Reseller and TERADATA will keep them confidential, including details regarding negotiations, mediation, arbitration, and settlement terms.

15.0 NOTICES

All notices (including requests, consents or waivers) made under this Agreement will be in writing and delivered by facsimile, electronic mail, or other electronic means (in which case the recipient will provide acknowledgment within one (1) business day separately from any machine-generated automatic reply); or by prepaid means providing proof of delivery. Notices are effective upon receipt. The parties will send notices to the addresses set forth below. A party may change its notice of name/address by providing written notice to the other party as required by this Section 15.0.

TO RESELLER:	TO TERADATA:

NCR MIDDLE EAST LIMITED 80 Limassol Avenue 2014 Nicosia Cyprus	TERADATA IRELAND LIMITED Unit 4 Feltrim Industrial Park Feltrim Road Swords, Co Dublin

With a copy to: General Counsel/Notices NCR CORPORATION WHQ-1, 1700 South Patterson Blvd., Dayton, OH 45479; Fax: (937) 445-7214; Email: law.notices@ncr.com	With a copy to: General Counsel/Notices TERADATA CORPORATION 1700 South Patterson Blvd., Dayton, OH 45479; Fax: tbc Email: tbc

16.0 GENERAL

16.1 Independent contractors – Reseller and TERADATA are contractors independent of one another. Nothing in this Agreement is intended to establish or authorize either party as an agent, legal representative, joint venturer, franchisee, employee, or servant of the other for any purpose. Neither party will make any contract, agreement, warranty, or representation on behalf of the other party, or incur any debt or other obligation in the other party’s name, or act in any manner which has the effect of making that party the apparent agent of the other. Neither party will assume liability for, or be deemed liable as a result of, any such action by the other party. Neither party will be liable by reason of any act or omission of the other party in the conduct of its business or for any resulting claim or judgment. Neither TERADATA nor Reseller will create and distribute to any third party, any communication or material consisting of marketing materials or press releases pertaining to this Agreement, the other party, or such other party’s products or services, without first obtaining such other party’s prior review and written approval. Such approval will not be unreasonably withheld or delayed.

16.2 Audit Procedures – TERADATA reserves the right to audit Reseller’s records in order to verify the accuracy of Reseller’s reports and payments to TERADATA. TERADATA will perform such audits at its own expense, and either TERADATA or an independent auditor selected by TERADATA shall conduct these audits at TERADATA’s election. Reseller will be given fifteen (15) days prior written notice of the date of each audit. In the event that an audit reveals a discrepancy that has resulted in an underpayment to TERADATA, Reseller will remit the total amount due TERADATA within thirty (30) days of notification. In the event of a discrepancy resulting in an underpayment to TERADATA of greater than ten percent (10%), Reseller agrees to pay for TERADATA’s cost of the audit in addition to the amount of any such underpayment.

16.3 Non-Waiver; Assignment – Failure to enforce any term of this Agreement is not a waiver of future enforcement of that or any other term. Reseller will not assign this Agreement, or its rights or obligations hereunder, without TERADATA’s prior express written consent. This Agreement may be executed and performed by TERADATA affiliates.

16.4 Change in control – Reseller will promptly notify TERADATA of any material changes in your underlying ownership. TERADATA’s prior written consent is required for any proposed transfer of a material amount of the your voting stock or your entry into a merger, consolidation, or sale-of-assets transaction. Reseller will ensure that TERADATA is at all times fully aware of your actual ownership and control, and of any parent company, at each tier in any ownership hierarchy that may exist.

16.5 Severability – If any provision of this Agreement is held to be illegal, invalid, or unenforceable, the provision will be enforced to the maximum extent permissible so as to effect the intent of the parties, and the remaining provisions of this Agreement will remain in full force and effect.

16.6 Force Majeure – Neither party is liable for failing to fulfill its obligations due to acts of God, civil or military authority, war, riots, strikes, fire, or other causes beyond its reasonable control, except for your obligation to make payments.

16.7 Language – This Agreement’s only official and legally effective version will be in the English language.

16.8 Counterparts; headings – This Agreement will be executed in two (2) counterparts, both of which will be deemed originals. The section headings in this Agreement are for convenience only and are not to be considered in its interpretation.

16.9 Order of Precedence – Notwithstanding anything to the contrary herein, should a conflict arise between the terms and conditions of the Master Reseller Agreement and any Exhibit as attached hereto, the Exhibit will prevail with respect to the subject matter thereof.

16.10 Entire Agreement; Amendment – This Agreement is the complete and exclusive statement of the agreement of Reseller and TERADATA about your distribution of TERADATA Products, and supersedes all prior oral and written agreements, understandings, and communications about it. This Agreement may not be modified or amended except by a written document that references this Agreement and has been signed by authorized representatives of both parties. Unless TERADATA specifically agrees in writing, any preprinted language on your order forms will not be a part of or amend this Agreement.

IN WITNESS WHEREOF, TERADATA and the Reseller have caused this instrument to be executed by their duly authorized representatives.

NCR	TERADATA

By:	By:
Name:	Name:
Title:	Title:
Date:	Date: